INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made and entered into as of April 7th, 2010, by and between RUBY TUESDAY, INC., a Georgia corporation (the “Corporation”), and _________________________, an officer, member of the Board of Directors or other employee or agent of the Corporation (”Indemnitee”).

WHEREAS, Indemnitee is, or is about to become, an Authorized Representative of the Corporation, as “Authorized Representative” is defined in Section 1 hereof;

WHEREAS, competent and experienced persons are reluctant to serve as Authorized Representatives of corporations unless they are provided with adequate protection through liability insurance and corporate indemnification against risks of claims and actions against them arising out of their service to the corporation;

WHEREAS, the Board of Directors has determined that in order to attract and retain qualified persons to serve as Authorized Representatives, it is in the best interests of the Corporation and its shareholders that the Corporation should agree to assure such person that there will be adequate protection through insurance and indemnification against such risks;

WHEREAS, the Georgia Business Corporation Code (“GBCC”) authorizes the Corporation to indemnify directors, officers, employees and agents, to advance the reasonable expenses they incur as parties to and witnesses in threatened, pending or contemplated investigations, claims, actions, suits or proceedings, whether civil, criminal, administrative, arbitrative or investigative, and to enter into agreements providing for such indemnification and advancement;

WHEREAS, the Bylaws of the Corporation, duly approved by its shareholders, authorize and obligate the Corporation to indemnify its directors and officers and to advance their reasonable expenses to the fullest extent permitted by law;

WHEREAS, the Corporation’s Articles of Incorporation authorize the Corporation to enter into agreements to indemnify and advance expenses to its directors and officers and to make provisions to ensure that the Corporation can honor its indemnification obligations;

WHEREAS, the Corporation desires to have Indemnitee serve and continue in the future to serve as an Authorized Representative;

WHEREAS, in consideration for and reliance on this Agreement, and on the condition that the Corporation enter into and perform its obligations under this Agreement, the Indemnitee is willing to serve and continue in the future to serve as an Authorized Representative; and

WHEREAS, the parties believe it appropriate to memorialize and reaffirm the Corporation's indemnification and advancement obligations to Indemnitee and, in addition, set forth the indemnification and advancement obligations contained herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.           Authorized Representative.  For the purposes of this Agreement, the term "Authorized Representative" shall mean a director or officer of the Corporation; a person serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity; and any other person whom the Corporation is authorized under the GBCC and its Articles and Bylaws to indemnify and as to whom the Board of Directors has determined that it is in the Corporation’s best interest to enter into an indemnification agreement similar to this Agreement.

2.           Indemnification.

             (a)           Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by its Articles of Incorporation and Bylaws and the GBCC, as the same exist or may hereafter be amended, against all liability, loss, judgments, fines, and all amounts paid or to be paid in any settlement and all reasonable Expenses (as hereinafter defined) actually and reasonably incurred by Indemnitee (individually and collectively, "Liabilities") in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (individually and collectively, "Proceedings"), including Proceedings by or in the right of the Corporation:

                (i)           to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee's capacity as an Authorized Representative, or

                (ii)          with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as an Authorized Representative;

provided, however, that no subsequent change in the Corporation's Articles of Incorporation or Bylaws or the GBCC shall have the effect of limiting or eliminating any indemnification available under this Agreement as to any act, omission or capacity occurring or existing prior to such change.  If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Corporation to indemnify an Authorized Representative, such change shall apply to the Indemnitee's rights and the Corporation's obligations under this Agreement.  If any change in any applicable law, statute or rule narrows the right of the Corporation to indemnify an Authorized Representative, such change shall have no effect on this Agreement or the parties' rights and obligations hereunder.  Notwithstanding the foregoing, unless the Board of Directors consents, Indemnitee shall not be indemnified and held harmless under this Agreement with respect to (a) any Proceedings initiated by Indemnitee, except to enforce the Indemnitee’s rights to indemnification and advancement of Expenses under this Agreement or otherwise, or (b) any Proceedings pending on or before the date first above written.

             (b)           Indemnification of Expenses for Partial Success; Other Partial Indemnification.  In defending against claims for which indemnification is prohibited under Section 2(e)(iv) and 2(e)(v) or by law and in any other circumstances where indemnification may be based upon success in the defense of a Proceeding, the Indemnitees are not required to be wholly successful in the defense of the Proceeding to be entitled to indemnification of Expenses incurred in connection therewith.  To the extent that Indemnitee is, by reason of his or her service as an Authorized Representative, a party to any Proceeding and is successful, on the merits or otherwise, he or she shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any Liabilities, other than Expenses, but not for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.   If any portion of the Expenses or other Liabilities as to the Indemnitee is entitled to partial indemnification cannot be readily segregated, in whole or in part, from the Expenses or Liabilities to which the Indemnitee is not entitled to indemnification, the parties shall endeavor in good faith to agree on an allocation between indemnifiable and non-indemnifiable Expenses and Liabilities, in proportion to the number, relative size (in terms of dollar amount alleged) and risk of the claims, issues and matters involved.

              (c)           For purposes of this Agreement, the term “Expenses” is defined to include all reasonable attorney’s fees, retainers, court costs, transcript costs, fees of experts, investigators and consultants, witness fees, computer legal research costs, electronic discovery costs, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses customarily incurred in connection with defending, investigating, participating or serving or preparing to serve as a witness in a Proceeding.  The Indemnitee understands and agrees that his or her rights to payment, reimbursement or advancement hereunder are limited to Expenses actually and reasonably incurred in connection such involvement with a Proceeding or in enforcing his or her rights to Advances and indemnification of Liabilities with regard thereto.

(d)           In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to preserve and facilitate the Corporation’s assertion of such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.   The Corporation’s subrogation to the Indemnitee’s rights of recovery, including his or her rights to indemnification or advancement from any other person or entity or under any policy of insurance, shall be subordinate to the Indemnitee’s rights to recover any unreimbursed or unpaid Liabilities or Expenses therefrom.

(e)           The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee:

 (i)           for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any retention not covered, any excess beyond the amount of payment or any obligation the Corporation may have to provide indemnification under such policy of insurance;

 (ii)           for which the Indemnitee is indemnified by the Corporation otherwise than pursuant to this Agreement;

(iii)           for which the Indemnitee has received indemnification or advancement of Expenses from any other indemnitor, including any other corporation, partnership, joint venture, trust, employee benefit plan or other entity for which the Indemnitee is serving as an Authorized Representative at the request of the Corporation;

(iv)           for an accounting for profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended;

 (v)           for which the Indemnitee is finally adjudged, after exhaustion of all appeals, to be liable to the Corporation or is subjected to permanent injunctive relief, after exhaustion of all appeals, in favor of the Corporation for (a) the Indemnitee’s appropriation, in violation of his duties, of any business opportunity of the Corporation, (b) acts or omissions that involve intentional misconduct or a knowing violation of law, (c) unlawful distributions pursuant to Section 14-2-832 of the GBCC, or (d) any transaction from which Indemnitee received an improper personal benefit;

(vi)           for any settlement to which the Corporation has not given its prior written consent or approval, which consent or approval shall not be unreasonably withheld or delayed.

3.            Advances for Expenses.  The Corporation agrees to pay Expenses incurred by Indemnitee in connection with any Proceedings in advance of the final disposition thereof (“Advances”), provided that the Corporation has received an affirmation that his or her conduct does not constitute behavior of the kind described in Sections 14-2-856(b) and 14-2-857(a)(2) of the GBCC or in Section 2(e)(v) of this Agreement, and undertaking from or on behalf of Indemnitee, substantially in the form attached hereto as Annex I, to repay the amount so advanced to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under this Agreement or otherwise.  The undertaking must be an unlimited general obligation of the Indemnitee, but need not be secured, does not bear interest and shall be accepted without reference to the financial ability of the Indemnity to make repayment.

4.            Procedure for Making Demand and the Corporation’s Response.

                (a)           Any request for payment of Indemnifiable Liabilities and Advances shall be made in writing and submitted to the Corporation at the address specified in Section 10 hereof, and shall include an affirmation and undertaking for Advances, if applicable, a description (based upon information then known to Indemnitee) of the Proceeding, and copies of any demand, summons, complaint, order, notice of charges, indictment, information, subpoena or other process served on or received by the Indemnitee.  In the case of Expenses and Advances, the Indemnitee shall accompany his or her request with copies of invoices or receipts providing sufficient information for the Corporation to determine whether they are reasonable.  In the case of a proposed settlement for which the Indemnitee seeks the Corporation’s consent or approval, the Indemnitee shall provide such information as shall be needed for the Corporation to determine whether the settlement is reasonable.

                (b)           The Corporation shall pay the Indemnifiable Liabilities and Advances due to the Indemnitee, under this Agreement or otherwise, no later than forty-five (45) days after receipt of the written request from Indemnitee under Subsection 4(a).

                (c)           The Corporation acknowledges that indemnification of Indemnifiable Liabilities and payment of Advances to Indemnitee have been pre-authorized by the Corporation as permitted by Sections 14-2-856, 14-2-857 and 14-2-859 of the GBCC, and that pursuant to authority exercised under these provisions, no determination need be made by the Corporation for a specific proceeding that such indemnification or advance of Expenses to the Indemnitee is permissible in the circumstances because he or she has met a particular standard of conduct.  It is, further, the intent of this Agreement (i) that the Indemnitee shall be entitled to receive, and the Corporation obligated to pay, Advances of reasonable Expenses upon the Indemnitee’s submission of the Affirmation and Undertaking, without more, and (ii) that the Indemnitee, upon compliance with his or her obligations under this Agreement, shall be entitled to indemnification and the Corporation shall be obligated to indemnify the Indemnitee except when and to the extent he or she is finally adjudicated, after exhaustion of all appeals, to be liable to the Corporation or subject to injunctive relief in favor of the Corporation for the conduct described in Section 2(e)(v) of this Agreement, or Sections 14-2-856(b) or 14-2-857(a)(2) of the GBCC or other provisions of Section 2(e) apply.  The Corporation’s evaluation as to (a) reasonableness of Expenses and Advances of Indemnitee, (b) the reasonableness of a proposed settlement, and (c) any other decision that the Corporation makes regarding the Indemnitee’s indemnification, shall be made, within said 45-day period:

                 (i)   If there are two or more disinterested directors, by the Board of Directors of the Corporation by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

                 (ii)   If there are fewer than two disinterested directors, by special independent counsel selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iii)           By the shareholders, but shares owned by or voted under the control of a director or officer who at the time does not qualify as a disinterested director or disinterested officer may not be voted on the determination.

A director is “disinterested” for purposes of this Agreement if he or she is not a party to the Proceeding at the time the vote is taken and does not have a familial, financial, professional or employment relationship with the Indemnitee or any other party to the Proceeding which would in the circumstances be reasonably expected to exert an influence on the director’s vote.

(d)           If a determination of entitlement to indemnification is to be made by independent counsel, the Corporation shall give written notice to Indemnitee advising Indemnitee of the identity of the independent counsel so selected.  The Corporation shall pay any and all reasonable fees and expenses of independent counsel incurred by such independent counsel in connection with acting pursuant to this Agreement.  Upon the commencement of any contest challenging a determination made by the independent legal counsel, the independent counsel shall be discharged and relieved of any further responsibility in such capacity, subject to the applicable standards of professional conduct then prevailing.

(e)           In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.  It is the parties' intention that if the Corporation contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including by its directors or independent legal counsel) to have made a determination, prior to the commencement of any action pursuant to this Agreement, that the Indemnitee is entitled to indemnification as requested, nor an actual determination by the Corporation (including by its directors or independent legal counsel) that Indemnitee is not entitled to indemnification, shall be a defense to the action, shall be binding on the Indemnitee, shall be entitled to any deference by the court, or shall create any presumption regarding the Indemnitee’s entitlement to indemnification.  Indemnitee in an action brought in accordance with the terms of Section 5 hereof may freely contest any determination that he or she is not entitled to indemnification.

5.           Failure to Indemnify; Enforcement of Agreement by Indemnitee.

(a)           If a claim for indemnification or Advances under this Agreement, or any statute, or under any provision of the Corporation's Articles of Incorporation or its Bylaws providing for indemnification, is not paid in full by the Corporation within forty-five (45) days after a written request for payment thereof has been received by the Corporation, Indemnitee may, but is not required to, at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee also shall be entitled, to the extent of such success, to be paid for the reasonable Expenses  of bringing and maintaining such action.

(b)           It shall be a defense to any such action (other than an action brought to enforce a claim for Advance of Expenses) that Indemnitee has been finally adjudicated, after exhaustion of all appeals, to be liable to the Corporation or subject to injunctive relief in favor of the Corporation for the conduct described in Section 2(e)(v) of this Agreement, or Sections 14-2-856(b) or 14-2-857(a)(2) of the GBCC or other provisions of Section 2(e) apply, or that indemnification is otherwise prohibited by law, but the burden of proving such defense or any other defense to the action shall be on the Corporation, and any such defenses shall be subject to the provisions of Section 2(b).

(c)           If the Corporation contests the Indemnitee’s right to receive Advance of Expenses, the Indemnitee shall in any event be entitled to receive interim payments of interim expenses pursuant to Section 3 hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists.

                (d)           If the Corporation contests the reasonableness of the full amount of the Expenses that the Indemnitee has requested, the appropriateness of certain of the Expenses requested or any other aspect of the Indemnitee’s entitlement to Expenses, the Corporation shall pay, within 45 days of the request, any portion of the Expenses that it does not contest.

                6.           Indemnification for Expenses of Witnesses.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his or her service as an Authorized Representative, a witness in any Proceedings to which Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee or on his or her behalf in connection therewith and shall be entitled to Advance of Expenses under Section 3 and enforcement of his or her rights under Sections 4 and 5 hereof upon compliance with the requirements of those Sections and Section 7 hereof.

7.           Indemnitee's Obligations.  The Indemnitee shall promptly advise the Corporation in writing of the institution of any investigation, claim, action, suit or proceeding which is or may be subject to this Agreement and keep the Corporation generally informed of, and consult with the Corporation with respect to, the status of any such investigation, claim, action, suit or proceeding.  In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.   The failure by Indemnitee to timely notify the Corporation of any indemnifiable claim or indemnifiable loss shall not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such indemnifiable claim or indemnifiable loss and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.

8.           Insurance.  If, at the time of the receipt of such request, the Corporation has directors’ and officers’ liability insurance in effect under which coverage for the Indemnitee’s Liabilities is potentially available, the Corporation shall give prompt written notice of such Proceeding to the applicable insurers in accordance with the procedures set forth in the applicable policies.  The Corporation shall provide to Indemnitee a copy of each of the policies and such notice given to the insurers and, upon Indemnitee's request, copies of all subsequent correspondence between the Corporation and such insurers regarding the Proceeding, promptly after the Corporation’s receipt or delivery thereof.

9.           Security.  In the event of and prior to a Business Combination, as defined in Article X of the Corporation’s Articles of Incorporation, if requested by Indemnitee and approved by the Board of Directors of the Corporation, the Corporation shall provide, if available from third party financial institutions, security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.  In the event of such a Business Combination, the Corporation shall also purchase and maintain, if available, a policy of director and officer liability insurance for the benefit of the Indemnitee providing coverage for Liabilities and Expenses as to claims based on acts or omissions (or alleged acts or omissions) of the Indemnitee occurring before the effective date of the Business Combination, with limits no less than the greater of the highest limits of the policies of director and officer liability insurance maintained by the Corporation in any of the three years prior to the effective date of the Business Combination or the limits of the policies of director and officer liability insurance maintained by the Corporation, its successor or parent, after the effective date of the Business Combination.

10.           Contribution.

             (a)           To the fullest extent permitted by law, whether or not the indemnification provided in Sections 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution or indemnification it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

             (b)   Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall, to the fullest extent permitted by law, contribute to, and shall pay to or for Indemnitee in contribution,  the amount of the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by and the relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transactions and events from which such action, suit or proceeding arose, as well as any other equitable considerations which the Law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct was active or passive.

              (c)   The Company hereby agrees to fully indemnify and hold Indemnitee harmless, to the fullest extent permitted by law, from any claims of contribution which may be brought by officers, directors, agents or employees of the Company, other than Indemnitee, and third parties who may be jointly liable with Indemnitee.

              (d)   To the fullest extent permitted by law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding, and (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

(e)           The Company and the Indemnity agree that it would not be just and equitable if contribution pursuant to this Agreement were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 10.

11.           Notices.   All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices to the Corporation under this Agreement shall be directed to:

Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, Tennessee 37801
Attention: Secretary

Notices to Indemnitee shall be sent as follows:

________________________
________________________
________________________
________________________

or to such other address as the Indemnitee shall designate in writing to the Corporation.

12.           Severability.  Should any provisions of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

13.           Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

14.           Choice of Law; Interpretation.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia. The provisions of this agreement shall be broadly interpreted to afford indemnification and advancement of the Indemnitee to the fullest extent permitted by the GBCC and Georgia law.  To that end, in addition to the definitions and usages contained in this Agreement, the terms used in this agreement include and incorporate the meanings set forth in Section 14-2-850 of the GBCC.

15.           Change in Indemnitee’s Position.  This Agreement shall continue in full force and effect, and a new agreement between the parties hereto need not be executed and delivered,

(a)           if Indemnitee is an officer or member of the Board of Directors of the Corporation as of the date of this Agreement, as long as Indemnitee continues to serve as an officer or member of the Board of Directors of the Corporation, notwithstanding any change in the position(s) shown below as held by the Indemnitee with the Corporation; or

(b)           if Indemnitee is neither an officer nor a director of the Corporation, as long as Indemnitee continues to serve in the position shown below or, if more than one position is shown below, in at least one of the positions shown below.

16.           Duration of Agreement.  All agreements and obligations of the Corporation contained herein shall continue during the period that Indemnitee is serving as an Authorized Representative of the Corporation and for six years following the end of such period and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding by reason of his or her service as an Authorized Representative, whether or not he or she is acting or serving in any such capacity at the time any Liability or Expense is incurred for which indemnification can be provided under this Agreement or until final disposition, including all appeals, of any action commenced under Section 5 hereof.

17.           Successors.  This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, spouses, heirs, executors and legal representatives of the parties hereto and shall be binding upon and enforceable as to any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation.

18.           Contract Rights Not Exclusive.  The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may hereafter acquire under any statute, provision of the Corporation's Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.  Nothing in this Agreement shall be deemed to modify or amend the indemnification provisions of the Corporation’s Bylaws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

INDEMNITEE:	RUBY TUESDAY, INC.

By:	By:

Name:	Name:

Position(s) Held With The Corporation:	Title:

ANNEX I
AFFIRMATION AND UNDERTAKING

This Undertaking is made on April 7th, 2010, pursuant to the Indemnification Agreement between RUBY TUESDAY, INC., a Georgia corporation (the Corporation”), and _____________________, an officer, member of the Board of Directors or other employee or agent of the Corporation (”Indemnitee”),

WHEREAS, Indemnitee has become involved in investigations, claims, actions, suits or proceedings (the “Proceedings”) which have arisen as a result of Indemnitee's service to the Corporation or at the Corporation’s request; and

WHEREAS, Indemnitee believes in good faith that Indemnitee is entitled to indemnification from the Corporation; and

WHEREAS, Indemnitee desires that the Corporation pay any and all expenses (including, but not limited to, attorneys' fees and court costs) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in defending or investigating any such Proceedings and that such payment be made in advance of the final disposition of such Proceedings to the extent that Indemnitee has not been previously reimbursed by insurance or indemnification; and

WHEREAS, the Corporation is willing to make such payments, but in accordance with Article XII, Section 12.3 of the Bylaws of the Corporation and Sections 14-2-856(c) and 14-2-857(a) of the Georgia Business Corporation Code, the Corporation may make such payments only if it receives from Indemnitee an affirmation with respect to the Indemnitee’s conduct and an undertaking to repay if the Indemnitee is not entitled to indemnification; and

WHEREAS, Indemnitee is willing to give such an affirmation and undertaking.

NOW, THEREFORE, Indemnitee :

1.           Indemnitee hereby affirms that he or she believes in good faith that his or her conduct does not constitute behavior of the kind described in Sections 14-2-856(b) and 14-2-857(a)(2) of the Georgia Business Corporation Code.

2.           In regard to any payments made by the Corporation to Indemnitee pursuant to the terms of the Indemnification Agreement dated April 7th, 2010, between the Corporation and Indemnitee, Indemnitee hereby undertakes and agrees to repay to the Corporation any and all such amounts, if and to the extent that it is determined that Indemnitee is not entitled to be indemnified by the Corporation.

3.           The Indemnitee shall make any repayment due to the Corporation promptly, and in any event within thirty (30) days, after (i) the disposition, including any appeals, of the Proceedings on account of which payments were made and (ii) notification of the determination by the Corporation that he or she is not entitled to indemnification; provided, however, that if either the Corporation or the Indemnitee files suit seeking a judicial determination of the Indemnitee’s rights to indemnification, any obligation the Indemnitee may have to repay advancements shall be tolled until such suit is finally adjudicated, including all appeals.

INDEMNITEE:

By:

Name:

Position(s) Held With The Corporation: